Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL:	LANC
Thursday, January 31, 2008	TRADED:	Nasdaq
LANCASTER COLONY REPORTS SECOND QUARTER SALES AND EARNINGS
     COLUMBUS, Ohio, January 31 — Lancaster Colony Corporation (Nasdaq: LANC) today reported higher sales for the company’s second fiscal quarter ended December 31, 2007 compared with the corresponding quarter a year ago. Highlights of the quarter include the following:
•	Net sales increased five percent to $306 million versus $292 million in the second quarter last year.

•	Income from continuing operations totaled $15,998,000 compared with $20,360,000 for the corresponding quarter a year ago. Current year second quarter results from continuing operations included pretax income of approximately $2.5 million (five cents per share after taxes) associated with a distribution received under the Continued Dumping and Subsidy Offset Act (CDSOA), a pretax loss on the previously announced sale of consumer and floral glass operations totaling $5.7 million (12 cents per share after taxes) and a noncash pension settlement charge of $3.0 million (six cents per share after taxes) recorded in the corporate segment. The CDSOA remittance in the prior year’s quarter totaled approximately $0.7 million pretax (one cent per share after taxes).

•	Specialty Foods sales increased 12 percent in the quarter to $215.2 million, reflecting both stronger retail and foodservice sales. Contributing to this growth were increased pricing and the June 2007 acquisition of Marshall’s biscuits. The prior year second quarter retail sales volume was indirectly, but adversely, affected by consumer food-safety concerns about fresh produce. Operating income totaled $28.3 million, off eight percent from the year-ago level. Higher sales and improved pricing were more than offset by markedly higher commodity costs. These costs had an estimated impact on comparative quarterly results exceeding $10 million.

•	Nonfood operations had mixed results in the quarter. Glassware and Candles sales declined by 23 percent to $54.3 million as impacted by softer demand for candles and the mid-November divestiture of certain glassware operations. The segment’s operating loss was $0.8 million, which included the $5.7 million loss on the divestitures, compared to operating income of $3.9 million in the year-ago quarter. Automotive accessory sales improved 24 percent to $36.2 million, reflecting greater sales to original equipment manufacturers. Higher sales and pricing brought Automotive operating income to $1.1 million versus the year ago operating loss of $1.4 million.

•	Net income for the quarter amounted to $15,998,000, compared with second quarter net income last year of $17,829,000, which included a loss from discontinued automotive operations of $2,531,000.

•	Net income was 54 cents per diluted share versus 56 cents in the year-ago quarter, which included a loss from discontinued operations of eight cents per share. Income from continuing operations was 54 cents per diluted share versus 64 cents a year ago.

•	The company’s balance sheet remained strong, with debt at December 31, 2007 representing approximately 10 percent of total capitalization.
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PAGE 2 / LANCASTER COLONY REPORTS SECOND QUARTER SALES AND EARNINGS
     For the six months ended December 31, 2007, net sales were $591 million compared to $554 million for the first six months last year. Net income was $31,568,000, or $1.05 per diluted share. In the prior year net income totaled $31,610,000, or $.99 per diluted share, including a loss from discontinued operations of $3,240,000, or $.10 per diluted share. Income from continuing operations for the six months was also $31,568,000, or $1.05 per diluted share, compared to $34,850,000, or $1.09 per diluted share, earned in the first six months a year ago.
     John B. Gerlach, Jr., chairman and CEO, said, “We again had solid consolidated top line growth with both our Specialty Foods and Automotive segments achieving strong sales increases. Operating income benefited from the higher sales, but was adversely affected by higher food ingredient costs as well as the two charges previously mentioned. During the quarter we continued to utilize our cash flows, paying $8.3 million in cash dividends and spending $26.6 million on repurchases of Lancaster Colony common shares.”
     Looking ahead, Mr. Gerlach said, “Domestic food processors are experiencing raw material costs persisting at unprecedented high levels following sharp increases over the last 12 months. While we are actively pursuing further retail pricing relief, the extent of these raw material increases may contribute to the Specialty Food segment’s year-over-year third quarter performance comparing less favorably than in the second quarter. Additional efforts to improve our margins include investments in our ongoing product development process and the operating efficiencies derived from our new Kentucky manufacturing plants.”
     Mr. Gerlach added, “Automotive results should remain fairly consistent absent further reductions in original equipment production levels. The Glassware and Candles segment will continue to reflect the loss of closed and divested glass operations, lower candle production and a seasonal drop-off in candle sales. Our strategic alternative review of these remaining nonfood operations continues, while at the same time we remain active in identifying potentially good-fitting food acquisitions. We believe these pursuits offer our shareholders the potential to further optimize their long-term value.”
     The company’s second quarter conference call is scheduled for this morning, January 31, at 10:00 a.m. ET. You may access the call through a live webcast by using the link provided on the company’s Internet home page at www.lancastercolony.com. Replays of the webcast will be made available on the company website.
Forward-Looking Statements
     We desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). This news release contains various “forward—looking statements” within the meaning of the PSLRA and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “believe,” “intend,” “plan,” “expect,” “hope” or similar words. These statements discuss future expectations; contain projections regarding future developments, operations or financial conditions; or state other forward-looking information. Such statements are based upon assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, expected future developments and other factors we believe to be appropriate. These forward-looking statements involve various important risks, uncertainties and other factors that could cause our actual results to differ materially from those expressed in the forward-looking statements. Actual results may differ
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PAGE 3 / LANCASTER COLONY REPORTS SECOND QUARTER SALES AND EARNINGS
     as a result of factors over which we have no, or limited, control including the strength of the economy, changes in financial markets, slower than anticipated sales growth, the extent of operational efficiencies achieved, the success of new product introductions, price and product competition, and increases in energy and raw-material costs. Management believes these forward-looking statements to be reasonable; however, undue reliance should not be placed on such statements that are based on current expectations. We undertake no obligation to update such forward-looking statements. Specific influences relating to forward-looking statements are numerous, including the uncertainty regarding the effect or outcome of our decision to explore strategic alternatives among our nonfood operations. More detailed statements regarding significant events that could affect our financial results are included in our annual report on Form 10-K as filed with the Securities and Exchange Commission.
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FOR FURTHER INFORMATION:	John B. Gerlach, Jr., Chairman and CEO, or
John L. Boylan, Vice President, Treasurer and CFO
Lancaster Colony Corporation
Phone: 614/224-7141
-or-
Investor Relations Consultants, Inc.
Phone: 727/781-5577 or E-mail: lanc@mindspring.com

PAGE 4 / LANCASTER COLONY REPORTS SECOND QUARTER SALES AND EARNINGS
LANCASTER COLONY CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (Unaudited) (b)
(In thousands except per-share amounts)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Net sales	$305,612	$292,332	$591,182	$554,396
Cost of sales	258,023	237,405	494,422	454,820

Gross margin	47,589	54,927	96,760	99,576
Selling, general & administrative expenses	24,080	23,658	48,020	45,861
Restructuring and impairment charge	46	—	182	—

Operating income	23,463	31,269	48,558	53,715
Interest expense	(966)	(13)	(1,924)	(13)
Interest income and other — net	2,788	890	2,950	1,252

Income from continuing operations before income taxes	25,285	32,146	49,584	54,954
Taxes based on income	9,287	11,786	18,016	20,104

Income from continuing operations	15,998	20,360	31,568	34,850
Loss from discontinued operations, net of tax	—	(2,531)	—	(3,240)

Net income	$15,998	$17,829	$31,568	$31,610

Net income (loss) per common share:(a)

Continuing operations — basic and diluted	$.54	$.64	$1.05	$1.09

Discontinued operations — basic and diluted	$—	$(.08)	$—	$(.10)

Net income — basic and diluted	$.54	$.56	$1.05	$.99

Cash dividends per common share	$.28	$.27	$.55	$.53

Weighted average common shares outstanding:
Basic	29,855	31,735	30,133	31,827
Diluted	29,860	31,770	30,140	31,853
(a)	Based on the weighted average number of shares outstanding during each period.

(b)	Certain automotive operations sold in the year ended June 30, 2007 have been reflected as discontinued operations.
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PAGE 5 / LANCASTER COLONY REPORTS SECOND QUARTER SALES AND EARNINGS
LANCASTER COLONY CORPORATION
BUSINESS SEGMENT INFORMATION (Unaudited) (b)
(In thousands)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
NET SALES
Specialty Foods	$215,150	$192,594	$399,939	$364,881
Glassware and Candles	54,297	70,581	113,466	125,087
Automotive	36,165	29,157	77,777	64,428

	$305,612	$292,332	$591,182	$554,396

OPERATING INCOME
Specialty Foods	$28,309	$30,769	$52,083	$54,951
Glassware and Candles	(780)	3,923	1,633	3,122
Automotive	1,116	(1,429)	2,557	(866)
Corporate expenses	(5,182)	(1,994)	(7,715)	(3,492)

	$23,463	$31,269	$48,558	$53,715

LANCASTER COLONY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	December 31,	June 30,
	2007	2007
ASSETS
Current assets:
Cash and cash equivalents	$4,464	$8,318
Receivables — net of allowance for doubtful accounts	93,805	92,635
Total inventories	128,126	149,717
Deferred income taxes and other current assets	27,830	28,241

Total current assets	254,225	278,911
Net property, plant and equipment	198,418	208,431
Other assets	109,977	111,155

Total assets	$562,620	$598,497

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term bank loans	$—	$42,500
Accounts payable	43,809	48,423
Accrued liabilities	44,113	50,867

Total current liabilities	87,922	141,790
Long-term debt	47,600	—
Other noncurrent liabilities and deferred income taxes	17,433	12,398
Shareholders’ equity	409,665	444,309

Total liabilities and shareholders’ equity	$562,620	$598,497

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